UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

VA PARTNERS, LLC

VALUEACT CAPITAL MASTER FUND, L.P.

VALUEACT CAPITAL MANAGEMENT, L.P.

VALUEACT CAPITAL MANAGEMENT, LLC

JEFFREY W. UBBEN

GEORGE F. HAMEL, JR.

PETER H. KAMIN

LOUIS J. ANDREOZZI

J. MICHAEL LAWRIE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing includes the letter dated July 12, 2006, from Jeffrey W. Ubben, Managing Member of ValueAct Capital, to William Dillard, Lead Independent Director of Acxiom Corporation.

July 12, 2006

VIA E-MAIL AND FACSIMILE

Mr. William Dillard

Lead Independent Director

Board of Directors, Acxiom Corporation

c/o Dillard’s, Inc.

1600 Cantrell Road

Little Rock, AR 72201

Dear Bill,

I am writing to you in your capacity as Acxiom’s Lead Independent Director regarding the disturbing corporate governance implications of comments Charles Morgan, Acxiom’s Chairman and Company Leader, made in his June 27th letter to me and which were echoed in an investor presentation Acxiom filed with the SEC yesterday.

In his letter, Charles Morgan maintains that he is indispensable to Acxiom’s ongoing success:

“In fact, many clients are requesting termination-for-convenience clauses in the event that there is a change of control at Acxiom, and some are defining that as my removal as chairman…And now we face the threat of a loss of significant revenue if your slate is elected and I am removed as chairman.”

The same sentiment was expressed in yesterday’s investor presentation that Acxiom filed with the SEC (7/11/06 Form 8-K/A, page 21):

“Charles Morgan is Clearly at the Foundation of Acxiom’s Success—Past Present and Future”; and

“Why Charles Morgan Should Be Chairman – Deep Relationships With Key Clients – Clear short-and long-term risk if Charles is not chairman”.

Bill, we urge you and the other independent board members to consider the implications of Charles’s comments—if they are taken at face value—for Acxiom, its customers, employees, and shareholders. What if Charles’s plane crashed? What if he unexpectedly became disabled? Would the company face a “loss of significant revenue” and have its long-term success and viability imperiled?

Rather than trying to build an Acxiom larger than himself, could it be that Charles is trying to make the company ever more dependent on him? As you know, it is an imperative of public company governance to ensure the long-term sustainability and success of the enterprise beyond the involvement of any one person or group of people. When I met with members of Acxiom’s nominating committee last spring, I was informed that Acxiom had no meaningful succession plan. Based on our understanding to date, and if the above-referenced statements are true, then the Acxiom board has failed in this regard.

In your view, is Acxiom’s future success contingent on one individual? If so, what is the board doing to change this? Have meaningful management succession planning discussions occurred at the board level among the independent directors since last spring? As Acxiom’s Lead Independent Director, your views on these matters are of great interest to us at ValueAct Capital, Acxiom’s largest shareholder, and we encourage you to share your views with us and other shareholders as well. I would welcome a discussion with you regarding these concerns.

I am also hopeful that, as Lead Independent Director, you will look to spend some one-on-one time with shareholders during this proxy process. I believe it is essential for you and the rest of Acxiom’s board to develop an educated perspective on what Acxiom’s owners are really thinking, apart from the characterization of our views that you may be hearing from management.

During the more than three years that we have been a shareholder at Acxiom and over the course of our continued due diligence, ValueAct Capital has conducted an enormous amount of work to understand the sources and durability of Acxiom’s competitive advantage. Time and again, it has become clear to us that Acxiom’s service organization, data assets, people and technology constitute a very durable platform indeed. Contrary to Charles’s belief, our belief is that the “Foundation of Acxiom’s Success” is, and should remain, based on far more than one person alone.

I look forward to your response.

Sincerely,

/s/ Jeffrey W. Ubben

Jeffrey W. Ubben
Managing Member

ADDITIONAL INFORMATION

On May 15, 2006, VA Partners, LLC, ValueAct Capital Master Fund, L.P., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr., Peter H. Kamin, Louis J. Andreozzi and J. Michael Lawrie (collectively, the “Participants”) filed a preliminary proxy statement with the Securities and Exchange Commission with respect to the election of Jeffrey W. Ubben, Louis J. Andreozzi and J. Michael Lawrie to the Board of Directors of Acxiom Corporation at the 2006 Annual Meeting of Stockholders of Acxiom Corporation.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT WWW.SEC.GOV OR FROM THE PARTICIPANTS C/O GEORGESON INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004, TOLL FREE: (866) 316-4262.

INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THEIR SCHEDULE 13D INITIALLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2005, AS SUBSEQUENTLY AMENDED ON FEBRUARY 23, 2005, MARCH 16, 2005, MAY 4, 2005, JUNE 3, 2005, JULY 12, 2005, JULY 13, 2005, SEPTEMBER 27, 2005, OCTOBER 18, 2005, OCTOBER 21, 2005, MARCH 31, 2006, MAY 15, 2006 AND JUNE 21, 2006.